                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 TEXTRON INC.,

                           TELESCOPE ACQUISITION INC.

                                      AND

                          OMNIQUIP INTERNATIONAL, INC.

                                  DATED AS OF

                                AUGUST 21, 1999

                               TABLE OF CONTENTS

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ARTICLE I
  THE OFFER.................................................    2
  Section 1.1  The Offer....................................    2
  Section 1.2  Company Action...............................    3
ARTICLE II
  THE MERGER; EFFECTIVE TIME; CLOSING.......................    4
  Section 2.1  The Merger...................................    4
  Section 2.2  Effective Time...............................    5
  Section 2.3  Closing......................................    5
ARTICLE III
  SURVIVING CORPORATION.....................................    5
  Section 3.1  Certificate of Incorporation.................    5
  Section 3.2  By-Laws......................................    5
  Section 3.3  Directors....................................    5
  Section 3.4  Officers.....................................    5
ARTICLE IV
  MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES
     IN THE MERGER..........................................    6
  Section 4.1  Share Consideration for the Merger;
               Conversion or Cancellation of   Shares in the
               Merger.......................................    6
  Section 4.2  Shareholders' Meeting........................    6
  Section 4.3  Payment for Shares in the Merger.............    7
  Section 4.4  Transfer of Shares After the Effective Time;
               No Further Ownership   Rights in the
               Shares.......................................    9
  Section 4.5  Stock Options and Other Plans................    9
  Section 4.6  Dissenting Stock.............................   10
ARTICLE V
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............   10
  Section 5.1  Corporate Organization and Qualification.....   10
  Section 5.2  Capitalization...............................   11
  Section 5.3  Authority Relative to This Agreement.........   12
  Section 5.4  Consents and Approvals; No Violation.........   13
  Section 5.5  SEC Reports; Financial Statements............   13
  Section 5.6  Absence of Certain Changes or Events.........   14
  Section 5.7  Litigation and Liabilities...................   15
  Section 5.8  Information Supplied.........................   15

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  Section 5.9  Employee Benefit Plans; Labor Matters........   15
  Section 5.10 Brokers and Finders..........................   16
  Section 5.11 Compliance with Laws; Permits................   16
  Section 5.12 Takeover Statutes............................   17
  Section 5.13 Rights Plan..................................   17
  Section 5.14 Intellectual Property........................   17
  Section 5.15 Opinion of Financial Advisor.................   17
  Section 5.16 Taxes........................................   18
ARTICLE VI
  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER....   18
  Section 6.1  Corporate Organization and Qualification.....   18
  Section 6.2  Authority Relative to This Agreement.........   18
  Section 6.3  Consents and Approvals; No Violation.........   18
  Section 6.4  Brokers and Finders..........................   19
  Section 6.5  Financing....................................   19
ARTICLE VII
  ADDITIONAL COVENANTS AND AGREEMENTS.......................   19
  Section 7.1  Conduct of Business of the Company...........   20
  Section 7.2  No Solicitation of Transactions..............   22
  Section 7.3  Approvals and Consents; Cooperation..........   23
  Section 7.4  Further Assurances...........................   23
  Section 7.5  Access to Information........................   24
  Section 7.6  Publicity....................................   24
  Section 7.7  Indemnification of Directors and Officers....   24
  Section 7.8  Employees....................................   25
  Section 7.9  Notification of Certain Matters..............   25
  Section 7.10 Company Board................................   26
  Section 7.11 Stockholder Approval.........................   27
  Section 7.12 Related Parties..............................   27
ARTICLE VIII
  CONDITIONS TO CONSUMMATION OF THE MERGER..................   27
  Section 8.1  Conditions to Each Party's Obligations to
     Effect the Merger......................................   28
ARTICLE IX
  TERMINATION; AMENDMENT; WAIVER............................   28
  Section 9.1  Termination by Mutual Consent................   28
  Section 9.2  Termination by Either Parent or the
     Company................................................   28
  Section 9.3  Termination by the Company...................   29
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  Section 9.4   Termination by Parent.......................   30
  Section 9.5   Effect of Termination and Abandonment.......   30
  Section 9.6   Extension; Waiver...........................   31
ARTICLE X
  MISCELLANEOUS AND GENERAL.................................   31
  Section 10.1  Payment of Expenses.........................   31
  Section 10.2  Survival of Representations and Warranties;
                Survival of   Confidentiality...............   31
  Section 10.3  Modification or Amendment...................   32
  Section 10.4  Waiver of Conditions........................   32
  Section 10.5  Governing Law...............................   32
  Section 10.6  Notices.....................................   33
  Section 10.7  Entire Agreement; Assignment................   34
  Section 10.8  Parties in Interest.........................   34
  Section 10.9  Certain Definitions.........................   34
  Section 10.10 Specific Performance........................   35
  Section 10.11 Obligation of Parent........................   35
  Section 10.12 Validity....................................   35
  Section 10.13 Captions....................................   35
  Section 10.14 Counterparts................................   35

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 21, 1999, by and among Textron Inc., a Delaware corporation ("Parent"), Telescope Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and OmniQuip International, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Board of Directors of the Company has unanimously determined that the terms of the Offer and the Merger (each as defined below) are fair to, and in the best interests of, the shareholders of the Company and approved and adopted this Agreement and the transactions contemplated hereby; and

     WHEREAS, in furtherance thereof, it is proposed that Purchaser shall make a tender offer (the "Offer") to acquire all of the outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Company Common Stock"), of the Company, together with the associated Rights (as hereafter defined), at a price of Twenty-One Dollars ($21) per Share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms and subject to the conditions of this Agreement;

     WHEREAS, as a condition to Parent's and Purchaser's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent, Purchaser and the officers of the Company listed in Annex B hereto (the "Key Employees") are entering into Share Purchase Agreements (collectively, the "Key Employee Share Purchase Agreements") whereby such Key Employees are selling Shares to the Purchaser all upon terms and subject to the conditions set forth in the Key Employee Share Purchase Agreements; and

     WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

Section 1.1 The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Article IX, Purchaser shall commence the Offer as promptly as practicable, but in no event later than the fifth business day from and including the date of initial public announcement of this Agreement. Purchaser shall accept for payment Shares that have been validly tendered and not withdrawn pursuant to the Offer at the earliest practicable time following expiration of the Offer that all conditions to the Offer, as set forth on Annex A (the "Offer Conditions"), shall have been satisfied or waived by Purchaser. The obligation of Purchaser to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject only to such Offer Conditions and to the further condition that a number of Shares representing not less than a majority of the Shares then outstanding on a fully diluted basis shall have been validly tendered and not withdrawn prior to the final expiration date of the Offer (the "Minimum Condition"). Unless previously approved by the Company in writing, no change in the Offer may be made (i) which decreases the Per Share Amount payable in the Offer, (ii) which changes the form of consideration to be paid in the Offer, (iii) which reduces the maximum number of Shares to be purchased in the Offer or the Minimum Condition, (iv) which imposes conditions to the Offer in addition to the Offer Conditions or which modifies the Offer Conditions in a manner adverse to the holders of Shares or (v) which amends any other term of the Offer in a manner adverse to the holders of the Shares (it being agreed that a waiver by Purchaser of any condition other than the Minimum Condition shall not be deemed to be adverse to the holders of the Shares). Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions for up to 10 business days for each such extension beyond the then scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived (and, at the request of the Company, Purchaser shall, subject to Purchaser's right to terminate this Agreement pursuant to Article IX, extend the Offer for additional periods, unless the only conditions not satisfied or earlier waived on the then scheduled expiration date are one or more of the Minimum Condition and the conditions set forth in paragraph (b) of the Offer Conditions, provided that (x) if the only condition not satisfied is the Minimum Condition, the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five business days before termination of the Offer and (y) if paragraph (b) of the Offer Conditions has not been satisfied and the failure to so satisfy can be remedied, the Offer shall not be terminated unless the failure is not remedied within 10 calendar days after Purchaser has furnished the Company written notice of such failure) and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 5 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered sufficient Shares so that the Merger could be effected without a meeting of the Company's shareholders in accordance with Section 253 of the Delaware General Corporation Law (the "DGCL"). Subject to the terms and conditions of the Offer and this Agreement, Purchaser shall pay for all Shares validly tendered and not wit hdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

     (b) As soon as practicable on the date of commencement of the Offer, Parent or Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing for inclusion or incorporation by reference in the Offer Documents. Parent or Purchaser and the Company each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each

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

case as and to the extent required by applicable federal securities laws. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. In addition, to the extent practicable, the Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

Section 1.2 Company Action.

     (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, including all of its disinterested directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, unanimously (i) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (ii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares and associated Rights thereunder to Purchaser and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended pursuant to Section 7.2. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board of Directors described in this Section 1.2(a).

     (b) The Company hereby agrees to file with the SEC as soon as practicable on the date of commencement of the Offer a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in
Section 1.2(a). The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing for inclusion or incorporation by reference in the Schedule 14D-9. The Company, Parent and Purchaser each agree promptly to correct any information provided by them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may withdraw, modify or amend its recommendation pursuant to Section 7.2. The Company agrees to provide Parent, Purchaser and their counsel with any comments the Company or its counsel receives from the SEC or its staff with respect to Schedule 14D-9 promptly after receipt of such comments. In addition, to the extent practicable, Parent, Purchaser and their counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC.

     (c) In connection with the Offer, the Company will promptly furnish Purchaser with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Purchaser with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Purchaser and its affiliates, associates, agents and advisors shall use the information contained in any such labels, listings and files only in

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

connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

                                   ARTICLE II

                      THE MERGER; EFFECTIVE TIME; CLOSING

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 2.2), the Company and Purchaser shall consummate a merger (the "Merger") in which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, and (b) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 2.2 Effective Time. Parent, Purchaser and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in Section 2.3) (or on such other date as Purchaser and the Company may agree) as provided in the DGCL. The Merger shall become effective upon the latest to occur of (i) the date on which the Certificate of Merger is filed with the Secretary of State of the State of Delaware or (ii) such later date as is agreed upon by the parties and specified in the Certificate of Merger, and the time of such effectiveness is hereinafter referred to as the "Effective Time."

Section 2.3 Closing.  The closing of the Merger (the "Closing") shall take place
(a) at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, NY 10017-3954, at 10:00 a.m., local time, on the first business day following the date on which the last of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree.

                                  ARTICLE III

                             SURVIVING CORPORATION

Section 3.1 Certificate of Incorporation. The Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to OmniQuip Textron International Inc.

Section 3.2 By-Laws. The By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

Section 3.3 Directors. The directors of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

Section 3.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-

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

Laws. Nothing in the foregoing shall limit the ability of the Parent to cause the Surviving Corporation to elect or appoint different or additional officers of the Surviving Corporation.

                                   ARTICLE IV

                      MERGER CONSIDERATION; CONVERSION OR
                      CANCELLATION OF SHARES IN THE MERGER

Section 4.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or capital stock of
Purchaser:

     (a) Common Stock; Rights. Each Share, together with any preferred stock purchase rights (the "Rights"), issued pursuant to the Rights Agreement, dated as of August 21, 1998, as amended, by and between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), that are issued and outstanding immediately prior to the Effective Time (other than (i) Shares (and associated Rights) owned by Parent, Purchaser or any direct or indirect wholly-owned Subsidiary of Parent (collectively, "Parent Companies") or any of the Company's direct or indirect wholly-owned Subsidiaries or Company Common Stock held in the treasury of the Company and (ii) Shares held by Dissenting Stockholders (as defined in Section 4.6 hereof) shall, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be canceled and extinguished and converted into the right to receive, pursuant to Section 4.3, the Per Share Amount in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, less any required withholding of taxes, upon the surrender of the certificate formerly representing such Share.

     (b) Parent and Company Owned Shares. Each Share (and associated Right) issued and outstanding and owned by any of the Parent Companies or any of the Company's direct or indirect wholly-owned Subsidiaries or authorized but unissued shares of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c) Capital Stock of Purchaser. Each share of common stock, par value $1.00 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

Section 4.2 Shareholders' Meeting.

     (a) The Company, acting through the Board of Directors, shall, if required by applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders Meeting"), to be held as soon as practicable after Purchaser shall have purchased Shares pursuant to the Offer, for the purpose of considering and taking action upon this Agreement;

          (ii) prepare and file with the SEC as soon as practicable a preliminary proxy statement, together with a form of proxy, or information statement with respect to the Shareholders Meeting and as promptly as practicable thereafter, subject to compliance

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

     with the rules and regulations of the SEC, mail a definitive proxy statement or information statement to shareholders of the Company (the term "Proxy Statement" shall mean such proxy statement or information statement at the time it initially is mailed to the Company's shareholders and all amendments and supplements thereto, if any, similarly filed and mailed);

          (iii) except as provided in Section 7.2, include in the Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby; and

          (iv) use all reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the expiration or termination of the Offer and (B) except as provided in Section 7.2, obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

     At the Shareholders Meeting, Parent, Purchaser and their affiliates will vote all Shares owned by them in favor of adoption and approval of this Agreement and the transactions contemplated hereby.

     (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90 percent (90%) of the then outstanding Shares, the parties hereto agree, at the request of Purchaser, subject to Article VIII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the shareholders of the Company.

Section 4.3 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

     (a) At the Effective Time, Parent shall make available to First Chicago Trust Company of New York (the "Exchange Agent"), or such other exchange agent selected by Parent and reasonably acceptable to the Company, for the benefit of the holders of Shares, the funds necessary to make the payments contemplated by
Section 4.1 (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) As soon as reasonably practicable, after the Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates representing Shares referred to in Section 4.1(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Merger Consideration, without any interest thereon, less any required withholding of taxes, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered,

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

such Certificates shall represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby, without any interest thereon. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (c) Any portion of the Exchange Fund made available to the Exchange Agent which remains unclaimed by the former shareholders of the Company six (6) months after the Effective Time shall be delivered (along with any interest received with respect thereto) to Parent, upon demand, and any former shareholders of the Company shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) for payment of their claim for the Merger Consideration for the Shares, but only as general creditors of Parent. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of a certificate representing Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) In the event that any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such reasonable amount as Purchaser may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration with respect to such certificate, to which such person is entitled pursuant hereto.

Section 4.4 Transfer of Shares After the Effective Time; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter no transfers of Shares shall be made on the stock transfer books of the Company. From and after the Effective Time, the holders of certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided herein or by applicable law. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in
Section 4.3.

Section 4.5 Stock Options and Other Plans.

     (a) Each option granted to a Company employee or director pursuant to the Company's Amended and Restated 1996 Long-Term Incentive Plan and 1996 Directors Non-Qualified Stock Option Plan to acquire shares of Company Common Stock (each such option hereinafter is referred to as an "Option") that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, with respect to which, as of the Effective Time, the Per Share Amount exceeds the exercise price per share, shall, effective as of immediately prior to the Effective Time, be canceled in exchange for a single lump sum cash payment equal to the product of (1) the number of shares of Company Common Stock subject to such Option and (2) the excess of the Per Share Amount over the exercise price per share of such Option (subject to any applicable withholding taxes).

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

     (b) Each Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, with respect to which, as of the Effective Time, the Per Share Amount does not exceed the exercise price per share shall, effective as of immediately prior to the Effective Time, be canceled and no payments shall be made with respect thereto.

     (c) Prior to the Effective Time, the Company shall obtain consents from holders of Options under the 1996 Directors Non-Qualified Stock Option Plan necessary to give effect to the provisions of Sections 4.5(a) and 4.5(b), and shall take the steps set forth in Schedule 4.5(c) to effect the provisions of Sections 4.5(a) and 4.5(b) with respect to options granted pursuant to the Company's Amended and Restated 1996 Long-Term Incentive Plan.

     (d) Immediately prior to the Effective Time, each Share of Company Common Stock previously issued in the form of restricted stock pursuant to the Company's Amended and Restated 1996 Long-Term Incentive Plan shall fully vest and all restrictions thereon shall be removed.

     (e) For purposes of this Agreement, the Company's Amended and Restated 1996 Long-Term Incentive Plan and 1996 Directors Non-Qualified Stock Option Plan are referred to collectively herein as the "Stock Plans."

Section 4.6 Dissenting Stock. Notwithstanding anything in this Agreement to the contrary, but only to the extent required by the DGCL, Shares that are issued and outstanding immediately prior to the Effective Time and are held by holders of Shares who comply with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Stockholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the law of the State of Delaware; provided, however, that (i) if any Dissenting Stockholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Stockholder fails to establish and perfect his or her entitlement to appraisal rights as provided by applicable law, or (iii) if within 120 days of the Effective Time neither any Dissenting Stockholder nor the Surviving Corporation has filed a petition demanding a determination of the value of all Shares outstanding at the Effective Time and held by Dissenting Stockholders in accordance with applicable law, then such Dissenting Stockholder or Stockholders, as the case may be, shall forfeit the right to appraisal of such Shares and such Shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Company shall give Parent and Purchaser (A) prompt notice of any written demands for appraisal of Shares, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any demand.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Purchaser that:

Section 5.1 Corporate Organization and Qualification. Each of the Company and its Subsidiaries (as defined in Section 10.9) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect (as defined in Section 10.9). Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. The Company has heretofore made available to Parent complete and correct copies of its and its Subsidiaries' Certificates of Incorporation and By-Laws or other organizational documents as in effect on the date hereof. Schedule 5.1 of the disclosure schedules delivered by the Company simultaneously with the execution and delivery of this Agreement (the "Disclosure Schedules"; reference herein to a Schedule, unless otherwise indicated to the contrary, being a reference to a Schedule of the Disclosure Schedules) contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business. Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and Schedule 5.1 together include all of the Subsidiaries of the Company. The Company does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity (including through joint ventures or partnership agreements) other than (i) the Subsidiaries of the Company and (ii) as disclosed in Schedule 5.1.

Section 5.2 Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock of which, as of August 20, 1999, 14,277,500 Shares were issued and outstanding and (ii) 1,500,000 shares of preferred stock, par value $0.01 per share, none of which is issued or outstanding. Except as set forth on Schedule 5.2, all of the outstanding shares of capital stock of the Company and of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and all of the Shares which may be exchanged for the Merger Consideration will be, when so exchanged, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of August 20, 1999, (i) 1,822,500 shares of Company Common Stock were reserved for issuance pursuant to the Stock Plans, and (ii) 350,000 shares of Series A Preferred Stock, par value $.01 per share, were reserved for issuance in connection with the Rights. Except as set forth on Schedule 5.2, as of the date hereof all outstanding shares of capital stock of the Company's Subsidiaries are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims, Options and restrictions of any nature (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). Schedule 5.2 sets forth the number of Options and shares of restricted stock outstanding and, in the case of the Options, the exercise price thereof. Except as set forth above and on Schedule 5.2, there are not any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements or arrangements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries (or to cause any of the foregoing to occur). Except as set forth on Schedule 5.2, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Except as set forth above or on Schedule 5.2, (i) no shares of the capital stock or other voting securities of the Company or any of its Subsidiaries are issued, reserved for issuance or outstanding; and (ii) there are no stock appreciation rights, phantom stock units, restricted stock grants, contingent stock grants, or Benefit Plans which grant awards of any of the foregoing, and there are no outstanding contractual rights to which the Company or any of its Subsidiaries is a party the value of which is based on the value of the Shares or which require the issuance of any shares of Company Common Stock. Except as set forth on Schedule 5.2, there are no programs in place, nor any outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries.

Section 5.3 Authority Relative to This Agreement.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the shareholders of the Company, including Purchaser, in accordance with the Company's Certificate of Incorporation). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of each of Parent and Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions (including the Offer, the acquisition of Shares pursuant to the Offer and the Merger) contemplated herein in accordance with the terms hereof, including but not limited to, all actions required to (i) render the provisions of Section 203 of the DGCL restricting business combinations with "interested stockholders" inapplicable to such transactions and (ii) amend the Rights Agreement to provide that certificates with respect to the Rights will not be distributed and the Rights will not become exercisable as a result of any of the execution of this Agreement, the commencement or consummation of the Offer or the consummation of the Merger.

Section 5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or By-Laws of the Company or any of its Subsidiaries; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),

(ii) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, or
(iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not be reasonably likely to, in the aggregate, have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; (c) except as set forth in Schedule 5.4(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, modification or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not be reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made and, with respect to the Merger, the approval of this Agreement by the Company's shareholders has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets, except for violations which would not in the aggregate be reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 5.5 SEC Reports; Financial Statements.

     (a) The Company has filed all reports, proxy statements, forms and other documents required to be filed by it with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (collectively, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports filed with the SEC since October 1, 1997 (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Report and (ii) did not contain, and any reports and other documents filed after the date hereof will not contain, as of their respective dates, any untrue statement of a material fact required to be stated therein or any omission to state a material fact necessary to make any statement of fact contained therein not misleading.

     (b) The Company's consolidated statements of operations and cash flows for the three fiscal years ended September 30, 1998 and the nine months ended June 30, 1999 and the Company's consolidated balance sheets as of September 30, 1998 and June 30, 1999 (including the related notes thereto), all of which have been heretofore furnished to Parent, present fairly the consolidated financial position of the Company and its Subsidiaries and the consolidated results of their operations and cash flows as of, and for the periods ended on, the dates specified, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered except as specifically referred to in such financial statements (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports, as set forth on Schedule 5.6 or as contemplated by this Agreement, since September 30, 1998 (i) the business of the Company has been carried on only in the ordinary and usual course; (ii) there has not been any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which the Company has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;
(iii) neither the Company nor any of its Subsidiaries has amended its Certificate of Incorporation or By-laws; (iv) the Company has not split, combined or reclassified the Shares or any capital stock of any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has entered into or amended in any material respect any employment or severance agreement with any officer, director or key employee of the Company or any of its Subsidiaries; (vi) except in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has increased the compensation or fringe benefits of, or paid any bonuses to, any current director or officer thereof; (vii) neither the Company nor any of its Subsidiaries has declared or set aside or paid any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of any of its Subsidiaries (other than regular quarterly cash dividends on the Company Common Stock not exceeding $.01 per share or dividends or advances from a wholly-owned Subsidiary of the Company to its parent or the Company); and
(viii) neither the Company nor any of its Subsidiaries has changed its accounting methods, except as required by GAAP or the SEC.

Section 5.7 Litigation and Liabilities. Except as disclosed in the Company SEC Reports or as set forth on Schedule 5.7, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of management of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries; (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed in the Company SEC Reports, or any other facts or circumstances of which management of the Company and its Subsidiaries has knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries; (iii) judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries; or (iv) orders, writs, judgments, injunctions, decrees, determinations or awards with respect to the Intellectual Property Rights (as hereinafter defined), except, in the case of all of the foregoing, for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 5.8 Information Supplied. None of the information supplied by the Company in writing for inclusion or incorporation by reference in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.9  Employee Benefit Plans; Labor Matters.

     (a) Schedule 5.9 contains an accurate and complete list of all Benefit Plans maintained or sponsored by the Company, contributed to by the Company, or covering any employees of the Company, to which the Company is obligated to contribute or with respect to which the Company has any material liability. For purposes of this Agreement, the term "Benefit Plans" shall mean: (i) employee benefit plans as defined in
Section 3(3) of ERISA (as defined in Section 10.9), (ii) employment agreements, and (iii) any other plans, policies, programs and arrangements, whether or not subject to ERISA, and whether or not funded, which provide any benefit for current or former employees of the Company. The Company has no obligations to contribute to, and has not suffered or otherwise caused a complete withdrawal or partial withdrawal as defined in Sections 4203 and 4205 of ERISA with respect to, any "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (as defined in Section 10.9).

     (b) Except as set forth on Schedule 5.9, the Company does not contribute to or have any material liability with respect to any Benefit Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with Section 4908B of the Code or applicable state continuation coverage law.

     (c) Except as set forth on Schedule 5.9, each material Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with all reporting and disclosure requirements and applicable laws and regulations, including but not limited to ERISA and the Code. No material actions, suits, claims (other than routine claims for benefits), taxes, penalties or liens with respect or relating to the Benefit Plans are pending or, to the knowledge of the Company, threatened, or have been assessed or incurred.

     (d) Except as set forth on Schedule 5.9, each material Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a current favorable determination letter from the United States Internal Revenue Service as to the qualification under the Code of such Benefit Plan and the tax-exempt status of such related trust, and, to the knowledge of the Company, nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan or the tax-exempt status of such related trust.

     (e) Except as disclosed on Schedule 5.9 or included or incorporated by reference as exhibits to the Company SEC Reports, there are no employment, consulting, severance, termination, change in control or indemnification agreements, arrangements or understandings between the Company or any of its Subsidiaries and any (i) current officer or director of the Company or any of its Subsidiaries and (ii) former officer or director of the Company or any of its Subsidiaries which agreement, arrangement or understanding imposes continuing obligations on the Company or any of its Subsidiaries.

Section 5.10 Brokers and Finders. Except for the fees and expenses payable to Morgan Stanley & Co. Incorporated (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with Morgan Stanley & Co. Incorporated), a true and complete copy of which has been furnished to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

Section 5.11 Compliance with Laws; Permits. Except as disclosed in the Company SEC Reports and as set forth on Schedule 5.11, the Company and its Subsidiaries are, and since January 1, 1998 have been, in compliance with all applicable laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of any Governmental Entity (as defined in Annex A), (including, without limitation, all laws relating to the environment, health and safety), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

Section 5.12 Takeover Statutes. The Board of Directors of the Company has approved the Offer, the Merger and this Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL.

Section 5.13 Rights Plan. The Company has amended the Rights Agreement to provide that Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement) and that the Rights will not separate from the Shares as a result of entering into this Agreement, commencing or consummating the Offer or consummating the Merger pursuant to the terms of this Agreement. The Company has taken all action necessary to ensure that this Agreement and the transactions contemplated hereby will not trigger any "poison pill" or any other anti-takeover provision adopted by the Company or available to it under applicable law.

Section 5.14 Intellectual Property. To the knowledge of the management of the Company and its Subsidiaries, the Company or its Subsidiaries own, or have the lawful right to use, all intellectual property rights necessary or used in the operations of the Company or its Subsidiaries (the "Intellectual Property Rights"), except for such failures to own or have the lawful right to use as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.14: (i) to the knowledge of the management of the Company and its Subsidiaries, there are no pending oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings with respect to the material Intellectual Property Rights or any other proceedings pertaining to or challenging the rights of the Company or any of its Subsidiaries to use any of the material Intellectual Property Rights;
(ii) neither the Company nor its Subsidiaries has received notice during the past twelve (12) months from any other person or entity pertaining to or challenging the right of the Company or any of its Subsidiaries to use any of the material Intellectual Property Rights; and (iii) neither the Company nor any of its Subsidiaries has made any claim or has knowledge of a violation or infringement of its right to or in connection with the material Intellectual Property Rights which, in either case, is still pending.

Section 5.15 Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date of this Agreement, the Per Share Amount to be received by the shareholders of the Company is fair to such shareholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

Section 5.16 Taxes. The Company has filed or caused to be filed all tax returns that are required to be filed by it and has paid or caused to be paid all taxes that have become due as indicated thereon, except where such tax is being contested in good faith or where the failure to so file or pay would not have a Material Adverse Effect.

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Each of Parent and Purchaser represent and warrant jointly and severally to the Company that:

Section 6.1 Corporate Organization and Qualification. Each of the Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement.

Section 6.2 Authority Relative to This Agreement. Each of the Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser (and by Parent as the sole shareholder of Purchaser), and no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes valid and binding agreements of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 6.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-Laws, respectively, of Parent or Purchaser; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or Purchaser may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, modification or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the transactions contem-plated by this Agreement; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
Section 6.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets, except for violations which would not in the aggregate prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement.

Section 6.4 Brokers and Finders. Except for the fees and expenses payable to Salomon Smith Barney (whose fees and expenses will be paid by Parent or Purchaser in accordance with the Parent's agreement with such firm), Parent and Purchaser have not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

Section 6.5 Financing. Purchaser will have, and Parent will cause Purchaser to have, at the time required, sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees and expenses related to the transactions contemplated by this Agreement.

                                  ARTICLE VII

                      ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1 Conduct of Business of the Company.

     (a) The Company agrees that during the period from the date of this Agreement to the Effective Time (unless the other parties shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or set forth on Schedule 7.1, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent:

          (i) except for shares to be issued or delivered pursuant to awards outstanding on the date hereof under the Company's Stock Plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of
     (A) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

          (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding capital stock, including the Shares;

          (iii) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to shareholders in their capacity as such, other than the payment of a regular quarterly cash dividend on the Company Common Stock on or about September 30, 1999 of $.01 per share payable to shareholders of record on September 15, 1999 and except for dividends by a wholly-owned Subsidiary of the Company;

          (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

          (v) adopt any amendments to its Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

          (vi) make any acquisition, by means of merger, consolidation or otherwise, or material disposition (other than acquisition or disposition of inventory, supplies and products in the ordinary course of business, consistent with past practice), of assets or securities, or permit any assets to become subject, other than in the ordinary course of business, to any material lien or encumbrance;

          (vii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned Subsidiary of the Company;

          (viii) grant any increases in the compensation of any of its directors, officers or key employees; for the avoidance of doubt "compensation" being defined to include all stock options, stock appreciation rights, phantom stock units, restricted stock grants, contingent stock grants or similar benefits;

          (ix) grant any increases in the compensation of any of its employees, other than employees who are directors, officers or key employees, except in the ordinary course of business consistent with past practice;

          (x) pay or agree to pay or accelerate the payment of any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof to any director or officer of the Company or any of its Subsidiaries, whether past or present;

          (xi) enter into any new or amend any existing employment or severance or termination agreement with any such director or officer;

          (xii) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder;

          (xiii) settle or compromise any material claims (including any claims in respect of tax liabilities or refunds) or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims;

          (xiv) make any change, other than as required by applicable law, regulation or change in generally accepted accounting principles, in accounting policies or procedures applied by the Company (including tax accounting policies and procedures);

          (xv) except as otherwise required by applicable law or regulation, make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business;

          (xvi) take any action to amend or alter the Rights Agreement in any manner adverse to Parent's, Purchaser's or the Company's ability to commence or consummate the transactions contemplated by this Agreement pursuant to the terms hereof;

          (xvii) incur any capital expenditures, other than in the ordinary course of business and consistent with past practice; or

          (xviii) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 7.2 No Solicitation of Transactions. The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal (as hereinafter defined). The Company, its Subsidiaries, directors, employees, representatives and agents may furnish information and access, in each case only in response to a request for such information or access to any person made after the date hereof which was not initiated, solicited or knowingly encouraged by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after the date hereof (with respect to confidential information, pursuant to appropriate confidentiality agreements), and may participate in discussions and negotiate with such entity or group concerning any Takeover Proposal, only if such entity or group has submitted a bona fide proposal to the Board of Directors of the Company relating to any such transaction and (a) if the Board of Directors of the Company determines in good faith, after receiving advice from its independent financial advisor, that such entity or group has submitted to the Company a Takeover Proposal which is reasonably likely to be a Superior Proposal (as hereinafter defined), and (b) if the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's fiduciary obligations under applicable law. The Company shall promptly notify Parent if any proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer, or any such inquiry or contact. The Company will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to any other person which was not previously provided to Parent. The Company shall keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and other transactions contemplated by this Agreement. Except as set forth in this Section 7.2, neither the Company nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, knowingly encourage or solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser, or any designees of Parent or Purchaser) concerning any Takeover Proposal; provided, that nothing in this Section 7.2 shall prevent the Company or the Board of Directors of the Company from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided further, that the Board shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board of Directors of the Company determines in its good faith judgment based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of the fiduciary duty of the Board of Directors of the Company under applicable law.

     As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or its Subsidiaries other than transactions contemplated by this Agreement.

Section 7.3 Approvals and Consents; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall use their respective reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers, including, without limitation, pursuant to the HSR Act, required in order to consummate the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger.

Section 7.4 Further Assurances. Subject to the other provisions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, which efforts shall include, without limitation, Parent, Purchaser and the Company using their respective reasonable best efforts to prevent any preliminary or permanent injunction or other order by a court of competent jurisdiction or governmental entity relating to consummating the transactions contemplated by this Agreement, and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction; provided, however, in no event shall Parent, Purchaser or the Company be obligated to agree or consent to any divestiture of assets, hold-separate agreement or other similar undertakings pursuant to any antitrust or similar laws or regulations for the purposes of consummating or making effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

Section 7.5 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Representatives"), reasonable access, during normal business hours (to the extent feasible without undue interference with or disruption to the operation of the Company or any of its Subsidiaries) throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated July 9,

1999 (the "Confidentiality Agreement"), by and between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company's officers, employees, counsel, accountants and other authorized representatives hereunder.

Section 7.6 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Offer or the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

Section 7.7 Indemnification of Directors and Officers.

     (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

     (b) Parent shall cause to be maintained in effect for the Indemnified Parties (as defined below) for not less than six years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's Subsidiaries with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement); provided, that Parent may substitute therefor policies of substantially the same coverage containing terms and conditions which are no less advantageous to the Company's present or former directors or officers or other employees covered by such insurance policies prior to the Effective Time (the "Indemnified Parties") and provided further that said substitution does not result in any gaps in coverage with respect to matters occurring prior to the Effective Time.

     (c) This Section 7.7 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Purchaser, the Company and the Surviving Corporation.

Section 7.8 Employees.

     (a) For a period of one year following the Effective Time, Parent agrees to provide employee benefit plans and programs for the benefit of employees of the Company and its Subsidiaries (other than those employees covered by collective bargaining agreements) that are in the aggregate no less favorable than the employee benefit plans and programs offered to such employees immediately prior to Closing (excluding plans or programs which provide for issuance of Shares or options on Shares). All service credited to each employee by the Company through the Effective Time shall be recognized by Parent for purposes of eligibility and vesting under any employee benefit plan provided by Parent for the benefit of the employees. Employees covered by collective bargaining agreements shall be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement.

     (b) Parent hereby agrees to cause the Surviving Corporation to honor and perform (without modification unless agreed to in writing by the parties thereto) the written employment agreements, severance agreements and other agreements listed on Schedule 7.8(b), all as in effect on the date of this Agreement.

Section 7.9 Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each of the Company, Parent and Purchaser shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 7.10 Company Board.

     (a) Promptly (but in any event within two business days) upon the purchase by Parent of a majority of the outstanding Shares pursuant to the Offer, either
(a) a majority of the members of the Board of Directors of the Company shall resign and the remaining members of the Board of Directors of the Company shall fill all of the Board positions so vacated with persons designated by Parent or
(b) the size of the Board of Directors of the Company shall be expanded and the vacant seats filled with persons designated by Parent so that Parent's designees shall constitute a majority of the members of the Board of Directors of the Company. In either case, at all times thereafter through the Effective Time a majority of the members of the Board of Directors of the Company shall be persons designated by Parent.

     (b) The Company's obligation to appoint designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 7.10 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     (c) Following the election of designees of Purchaser pursuant to this
Section 7.10, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who are directors as of the date hereof or persons designated by such directors and who were neither designated by Purchaser nor employees of the Company ("Continuing Directors"). Prior to the Effective

Time, the Company and Purchaser shall use all reasonable efforts to ensure that the Company's Board of Directors at all times includes at least three Continuing Directors.

Section 7.11 Stockholder Approval.

     (a) Promptly after the consummation of the Offer, if required by the DGCL in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws duly call, give notice of and convene a meeting of the holders of Company Common Stock for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such meeting. The Company shall use its reasonable best efforts to solicit from its stockholders proxies and, subject always to the fiduciary obligations of the Company's directors under applicable law, shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law to obtain the approval for this Agreement and the Merger. Subject always to the fiduciary obligations of the Company's directors under applicable law, the Company agrees that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Company Common Stock approve and adopt this Agreement and approve the Merger. Parent and Purchaser will cause all shares of Company Common Stock owned by them and their Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger.

     (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the outstanding Company Common Stock, the Company agrees, at the request of Purchaser, subject to Article VIII, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

Section 7.12 Related Parties. The Company shall cause each contract, agreement or other arrangement between the Company or any of its Subsidiaries and Harbour Group Industries Inc. or any of its Affiliates to be terminated, effective not later than the consummation of the Offer, without penalty to, or payment of other consideration by, the Company or any of its Subsidiaries; provided that the foregoing covenant shall not apply to (a) the Insurance Agreement, dated September 27, 1996, between Harbour Group Ltd. and the Company, (b) the 1996 Directors Non Qualified Stock Option Plan or awards thereunder, (c) the Indemnification Agreement, dated as of March 20, 1997, by and among Harbour Group Investments III, L.P., Uniquip-HGI Associates, L.P. and the Company or (d) the Indemnification Agreement, dated as of March 11, 1998, by and among Harbour Group Investments III, L.P., Uniquip-HGI Associates, L.P., P. Enoch Stiff and the Company.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. To the extent required by applicable law, this Agreement and the Merger shall have been duly approved and adopted by the shareholders of the Company in accordance with applicable law and the Certificate of Incorporation and By-laws of the Company; provided that Parent and Purchaser shall cause all shares of the Company Common Stock owned by them or their Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger.

     (b) Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated.

     (c) Governmental Filings and Consents. All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, considered as whole (assuming the Merger had taken place), or on Parent's ability to own, control and operate the Company and its Subsidiaries, and the waiting periods under the HSR Act shall have expired or been terminated.

     (d) The Offer. Purchaser shall have purchased all Shares tendered pursuant to the Offer.

                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

Section 9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Offer and Merger may be abandoned by Parent or the Company if
(i) any governmental or regulatory agency located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or (ii) due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions, Purchaser shall have failed to pay for Shares pursuant to the Offer on or prior to the Outside Date, unless such failure has been caused by or results from the failure of the party seeking to terminate this Agreement to perform in any material respect any of its respective covenants or agreements contained in this Agreement. As used herein, the term "Outside Date" shall mean the later of (A) 90 days following the date hereof, or (B) the date on which either the applicable waiting period under the HSR Act shall have expired or been terminated.

Section 9.3 Termination by the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company:

     (a) if (i) the Company, based on the advice of outside legal counsel to the Company that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law, subject to complying with the terms of this Agreement, proposes to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (ii) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to this Agreement such that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal. The Company agrees (A) that it will not enter into a binding agreement referred to in clause (i) above until at least the sixth business day after it has provided the notice to Parent required thereby, (B) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification, and (C) that it shall be a condition precedent to the effectiveness of any termination pursuant to this Section 9.3(a) that the fee required to be paid pursuant to Section 9.5(b) shall have been paid in full simultaneously with, or prior to, such termination.

     For purposes of this Agreement, the term "Superior Proposal" shall mean a bona fide proposal made by a third party to acquire all of the outstanding Shares of the Company pursuant to a tender offer or a merger, or to purchase all or substantially all of the assets of the Company, on terms which a majority of the members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of its independent financial and legal advisors) to be more favorable to the Company and its stockholders than the transactions contemplated hereby, after taking into account all relevant factors, including, without limitation, (i) the consideration to be paid to shareholders pursuant thereto, (ii) the time estimated to be required for consummation, and (iii) financial, regulatory and other risks of nonconsummation.

     (b) if (i) Purchaser shall have (x) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (y) failed to pay for any Shares pursuant to the Offer to the extent required under Section 1.1(a), or (z) terminated the Offer without purchasing Shares pursuant to the Offer, or (ii) there has been a material breach by Parent or Purchaser of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 10 calendar days after written notice of such breach is given by the Company to the party committing such breach.

Section 9.4 Termination by Parent. This Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Effective Time by action of the Parent if (i) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by Parent to do so, (ii) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is qualified as to materiality or there has been a material breach of any other representation, warranty, covenant or agreement contained in this Agreement, in any case that is not curable or, if curable, is not cured within 10 calendar days after written notice of such breach is given by Parent to the party committing such breach, or (iii) on a scheduled expiration date all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer shall have been satisfied or waived other than the Minimum Condition and Purchaser terminates the Offer without purchasing Shares pursuant to the Offer, provided that the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five business days before termination of the Offer, or (iv) Purchaser shall have otherwise terminated the Offer in accordance with the terms of this Agreement, including Annex A, without purchasing shares pursuant to the Offer.

Section 9.5 Effect of Termination and Abandonment.

     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than, with respect to the parties hereto, the obligations pursuant to this Section 9.5 and Sections
10.1 and 10.2) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives).

     (b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.3(a) or (ii) this Agreement is terminated by Parent pursuant to Section 9.4(i), then the Company shall, simultaneously with or prior to such termination, pay Parent a termination fee of $20,000,000 and pay, in no event later than two business days after the date of such termination, Parent the amount of all documented out-of-pocket expenses of Parent and Purchaser incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

     (c) In the event that this Agreement is terminated by Parent pursuant to
Section 9.4(ii), then the Company shall promptly pay, but in no event later than two days after the date of such termination, a termination fee of $1,000,000 representing liquidated damages for Parent's internal costs and expenses plus the amount of all documented out-of pocket expenses of Parent and Purchaser incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

     (d) In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.3(b)(i)(x) or (y) or Section 9.3(b)(ii), then Parent shall promptly, but in no event later than two days after the date of such termination or event, pay the Company a termination fee of $1,000,000 plus the amount of all documented out-of-pocket expenses of the Company incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.6 Extension; Waiver. Subject to the applicable provisions of the DGCL and the provisions of this Agreement, including Section 7.10, at any time prior to the Effective Time, each of Parent, Purchaser and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

Section 10.1 Payment of Expenses. Except as set forth in the reimbursement provisions of Sections 9.5, whether or not the Offer and the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

Section 10.2 Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made herein shall not survive beyond the earlier of (i) termination of this Agreement and (ii) the Effective Time, in the case of the representations and warranties of Parent or Purchaser or the purchase of Shares by Purchaser pursuant to the Offer, in the case of the representations and warranties of the Company. This Section 10.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or the purchase of Shares by Purchaser pursuant to the Offer. The Confidentiality Agreement shall survive any termination of this Agreement and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

Section 10.3 Modification or Amendment. Subject to the applicable provisions of the DGCL and the provisions of this Agreement, including Section 7.10, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

Section 10.4 Waiver of Conditions. Subject to the applicable provisions of the DGCL and the provisions of this Agreement, including Section 7.10, the conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part.

Section 10.5 Governing Law.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or state court sitting in the State of Delaware.

     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

Section 10.6 Notices. All notices, requests, consents and other communications hereunder shall be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telex, telecopy or facsimile transmission, in each case to the parties at the following addresses or to other such addresses as may be furnished in writing by one party to the others:

     (a) if to the Company, to:

     OmniQuip International, Inc.
     222 East Main Street
     Port Washington, Wisconsin 53704
     Attention: Chief Executive Officer
     (414) 268-8965 (telephone)
     (414) 269-3100 (facsimile)

     with a copy to:

     Dickstein Shapiro Morin & Oshinsky LLP
     2101 L Street, N.W.
     Washington, DC 20037
     Attn: Matthew G. Maloney, Esq.
     (202) 785-9700 (telephone)
     (202) 887-0689 (facsimile)

     (b) if to Parent or Purchaser, to:

     Textron Inc.
     40 Westminster Street
     Providence, Rhode Island 02903
     Attention: Executive Vice President & General Counsel
     (401) 457-2228 (telephone)
     (401) 457-3666 (facsimile)

     with a copy to:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, NY 10017
     Attention: Richard A. Garvey, Esq.
     (212) 455-2578 (telephone)
     (212) 455-2502 (facsimile)

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

Section 10.7 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary or Subsidiaries of Parent, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations.

Section 10.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 7.7 shall inure to the benefit of and be enforceable by the Indemnified Parties and the provisions of Section 7.8(b) shall inure to the benefit of and be enforceable by the officers and directors of the Company.

Section 10.9 Certain Definitions.  As used herein:

     (a) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     (b) "Code" means the Internal Revenue Code of 1986, as amended.

     (c) "Material Adverse Effect" shall mean any adverse change or changes in the financial condition, properties, business or results of operations of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, which individually or in the aggregate is or are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, other than (i) any change or effect arising out of general economic conditions or (ii) any change or effect which the Company or Parent, as the case may be, has disclosed in writing, prior to the date hereof, to Parent or the Company, as the case may be, has occurred or is likely to occur.

     (d) "Subsidiary" shall mean, when used with reference to any entity, any entity a majority of the outstanding voting securities of which are owned directly or indirectly by such entity; provided, however, for purposes of this Agreement, Great Southern Rental & Sales, Inc. shall not be deemed a Subsidiary of the Company.

     (e) Any act or decision of the "Board of Directors of the Company" shall mean such action or decision by a majority of the disinterested members of the Board of Directors of the Company.

Section 10.10 Specific Performance.

     (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

     (b) It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.11 Obligation of Parent. Whenever this Agreement requires Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to take such action and or guarantee of the performance thereof.

Section 10.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

Section 10.13 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Any such counterpart may be executed by facsimile signature with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

             [The Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers as of the date first above written.

                                          TEXTRON INC.

                                          By: /s/ WAYNE W. JUCHATZ
                                             -----------------------------------
                                             Name: Wayne W. Juchatz
                                             Title: Executive Vice President

                                          TELESCOPE ACQUISITION INC.

                                          By: /s/ BHIKHAJI MANECKJI
                                             -----------------------------------
                                             Name: Bhikhaji Maneckji
                                             Title: Vice President

                                          OMNIQUIP INTERNATIONAL, INC.

                                          By: /s/ P. ENOCH STIFF
                                             -----------------------------------
                                             Name: P. Enoch Stiff
                                             Title: President and Chief
                                                    Executive Officer

                                    Annex A

Certain Conditions of the Offer

     Notwithstanding any other provision of the Offer and provided that Purchaser shall not be obligated to accept for payment any Shares until (i) expiration of all applicable waiting periods under the HSR Act and (ii) the Minimum Condition shall have been satisfied, Purchaser shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any Shares tendered pursuant to the Offer, and may, subject to the terms of the Agreement, terminate or amend the Offer if on or after August 21, 1999, and at or before the time of payment for any of such Shares, any of the following events shall occur (or become known to Parent) and remain in effect:

          (a) there shall have occurred and be continuing as of the then scheduled expiration date of the Offer: (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq National Market; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly involving the United States; or (iv) any material limitation (whether or not mandatory) by any governmental or regulatory authority, agency or commission, domestic or foreign ("Governmental Entity"), on the extension of credit by banks or other lending institutions in the United States;

          (b) (i) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Agreement; (ii) any representation or warranty of the Company set forth in the Agreement which is qualified by materiality shall not have been true and correct as of the date of the Agreement and as of the then scheduled expiration date of the Offer as though made on and as of the then scheduled expiration date of the Offer; or (iii) any representation or warranty of the Company set forth in the Agreement which is not qualified by materiality shall not have been true and correct in all material respects as of the date of this Agreement and as of the then scheduled expiration date of the Offer as though made on and as of the then scheduled expiration date of the Offer, except in the case of clauses (ii) and (iii) of this paragraph (b) for representations and warranties which by their terms speak only as of another date, which representations and warranties, if qualified by materiality, shall not have been true and correct as of such date and, if not qualified, shall not have been true and correct in all material respects as of such other date;

          (c) any court or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which: (i) prevents, prohibits or materially restricts consummation of the Offer or the Merger; (ii) prohibits or materially limits the ownership or operation by the Company, Parent or any of their Subsidiaries of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole, or as a result of the Offer or the Merger compels the Company, Parent or any of their Subsidiaries to dispose of or hold separate all or any material portion of their respective business or assets; (iii) imposes material limitations on the ability of Parent or any Subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders including, without limitation, the approval and adoption of the Agreement and the transactions contemplated thereby; or (iv) requires divestiture by Parent or any affiliate of Parent of any Shares;

          (d) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries after the date of this Agreement that, individually or in the aggregate, has or is reasonably likely to have a Material Adverse Effect;

          (e) the Board of Directors of the Company (or a special committee thereof) shall have withdrawn or amended, or modified in a manner adverse to Parent and Purchaser its recommendation of the Offer or the Merger, or shall have endorsed, approved or recommended any Superior Proposal;

          (f) any Person, other than Parent, Purchaser or their affiliates or any group of which any of them is a member, acquires beneficial ownership of twenty percent or more of the Shares or rights to acquire twenty percent or more of the Shares; or

          (g) the Agreement shall have been terminated by the Company or Parent or Purchaser in accordance with its terms or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

which makes it inadvisable, as determined by Purchaser in good faith, to proceed with the Offer or with such acceptance of payment or payments.

     The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in its sole discretion. The failure of Parent or Purchaser at any time to enforce any of the foregoing rights shall not be deemed a waiver of such right, the waiver of such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                    Annex B

P. Enoch Stiff

Curtis Laetz

                                       B-1